Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Thursday, March 15, 2007
LAKES ENTERTAINMENT, INC. ANNOUNCES
RESULTS FOR YEAR 2006
MINNEAPOLIS, March 15, 2007 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the fiscal year ended December 31, 2006 (“2006”). Revenue for the year totaled $29.9 million compared to $18.2 million for the fiscal year ended January 1, 2006 (“2005”). Earnings from operations were $34.2 million for 2006 compared to a loss from operations of $16.5 million for 2005. Net earnings for the year were $20.9 million and basic and diluted earnings were $0.92 per share and $0.85 per share, respectively. This compares with a net loss of $11.9 million, and basic and diluted losses of $0.53 per share in 2005.
Revenues for both years were derived primarily from the operations of Lakes’ majority-owned subsidiary, WPT Enterprises, Inc. (“WPTE”), primarily from television license fees related to the World Poker Tour (“WPT”) television series. The increase in revenues during 2006 was primarily due to the delivery of 24 episodes of the Professional Poker Tour (“PPT”) television series in 2006 versus no episodes of the PPT delivered in 2005, combined with the delivery of 21 episodes of the WPT television series in 2006 compared to 18 episodes in 2005. Other increases in WPTE online gaming and event hosting and sponsorship were partially offset by a decline in product licensing revenue.
Net unrealized gains on notes receivable were $51.7 million and $5.2 million for 2006 and 2005, respectively. These net unrealized gains related primarily to the Company’s notes receivable from the Pokagon Band of Potawatomi Indians (“Pokagon Band”) and the Shingle Springs Band of Miwok Indians (“Shingle Springs Tribe”) which are adjusted to estimated fair value based upon the current status of the related tribal casino projects.
Of the $51.7 million in net unrealized gains on notes receivable during 2006, approximately $36.0 million was related to the casino development project with the Pokagon Band. The unrealized gains on the Pokagon notes receivable resulted from a combination of favorable events occurring during 2006, including the National Indian Gaming Commission’s approval of the management contract between Lakes and the Pokagon Band. Additionally, an affiliate of the Pokagon Band closed on a $305 million senior note financing in addition to a $75 million financing commitment for furniture, furnishings and equipment to fund the Four Winds Casino Resort project. Construction on this project also began during June of 2006. All of these events increased the probability of opening of the project and contributed to an increase in fair value of the Pokagon notes receivable which resulted in unrealized gains on notes receivable related to this project of approximately $20.0 million through the end of the third quarter of 2006.
In addition, as previously announced, during March of 2007 Lakes contracted with a group of investors for their participation in the loans made by Lakes to the Pokagon Band (and assumed by the Pokagon Gaming Authority) at an agreed upon price of 98% of the face value of the loans as of the settlement date. Accordingly, as of December 31, 2006, the Pokagon notes receivable were adjusted to the negotiated participation price which resulted in unrealized gains of approximately $16.3 million during the fourth quarter of 2006. This participation arrangement will be accounted for as a sale during 2007; however, the sale will not have any effect on Lakes’ management agreement for the Pokagon casino resort project.
Also contributing to unrealized gains on notes receivable during 2006 were unrealized gains related to the casino development project with the Shingle Springs Tribe, near Sacramento, California. These gains of approximately $11.6 million were primarily related to favorable events occurring during 2006 which increased the estimated probability of opening of the project. Most notably, during September of 2006, the Shingle Springs Tribe reached an agreement with El Dorado County (“the County”) that will provide the County with certain funding from the planned Shingle Springs Tribe casino operations. In exchange, the County agreed to seek dismissal of all of its existing litigation against the Shingle Springs Tribe and formally support the Shingle Springs Tribe interchange and casino projects. In November of 2006, the Superior Court of California, County of Sacramento (“Court”) issued its decision upholding the Supplemental Environmental Impact Report pertaining to the California Department of Transportation’s (“CalTrans”) proposed interchange that will connect Highway 50 to the Shingle Springs Tribe’s Rancheria. The Court’s decision effectively dismissed the Voices for Rural Living (“VRL”) lawsuit against CalTrans, the Shingle Springs Tribe and Lakes Entertainment, Inc. VRL has filed an appeal. The Court denied VRL’s request to stay the project, and on March 2, 2007, the Appeals Court denied VRL’s motion which sought to delay the project until VRL’s appeal is heard.
Based on recent meetings between the Jamul Indian Village (“Jamul Tribe”) and the State of California, Lakes and the Jamul Tribe are currently re-evaluating the Jamul Tribe’s alternatives for its casino project. Depending on which direction Lakes and the Jamul Tribe decide to take, the proposed gaming facility will be reduced in size and scope. As a result, during the fourth quarter of 2006, Lakes recorded unrealized losses on notes receivable related to the Jamul project of approximately $6.3 million, which reduced the overall 2006 net unrealized gain on notes receivable related to this project to approximately $2.0 million.

The remainder of the net unrealized gains on notes receivable consisted of unrealized gains related to the 2006 settlement with the Kickapoo Traditional Tribe of Texas (“Kickapoo Tribe”) in the amount of approximately $6.2 million and net unrealized losses of approximately $4.2 million as a result of the decrease in fair value of notes receivable due to the decreased probability of opening of two casino development projects with the Pawnee Nation of Oklahoma.
During fiscal 2005, the net unrealized gains of $5.2 million included unrealized gains of approximately $11.4 million related primarily to increased probability of opening related to the casino development projects with the Pokagon Band and the Jamul Tribe. These unrealized gains were partially offset by unrealized losses of approximately $6.2 million primarily related to the termination of the agreement with the Kickapoo Tribe.
Selling, general and administrative expenses were $35.2 million in 2006 compared to $28.6 million in 2005. The increase was primarily due to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123(R)”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including stock options based on estimated fair values. For 2006, the share-based compensation expense recognized under SFAS 123(R) related to employee and director stock options was approximately $6.2 million, of which approximately $3.5 million related to WPTE and $2.7 million related to Lakes. Pursuant to accounting guidance in effect during 2005, there was no share-based compensation expense related to employee and director stock options and stock purchases recognized during that time period. Additional headcount and related costs also contributed to the increase in general and administrative expenses. These increased costs were partially offset by decreased sales and marketing expenses as a result of reduced online gaming marketing efforts and lower commissions paid to WPTE’s third-party licensing agent for consumer product licensing.
During 2006, WPTE sold its ownership interest in PokerTek, Inc., resulting in a realized gain on sale of investments of approximately $10.2 million.
In June of 2006, Lakes closed on a previously announced $105 million credit agreement. Approximately $25 million of the proceeds from the credit agreement were used to repay in full Lakes’ February 16, 2006 financing facility with an affiliate of Prentice Capital Management, LP (“PLKS”). As a result of the PLKS debt repayment, the remaining unamortized portion of closing costs and warrants were included as part of the $6.8 million loss on extinguishment of debt. In March 2007, the $105 million credit agreement was repaid in conjunction with the Pokagon notes receivable participation transaction discussed above.
The income tax provision was $8.2 million in 2006 compared to an income tax benefit of $1.2 million in 2005. The 2006 provision relates primarily to WPTE positive taxable income for 2006, as well as amounts related to the ongoing Internal Revenue Service examination of Lakes’ income tax returns.

Lyle Berman, Chief Executive Officer of Lakes stated, “We are very proud to be managing the Cimarron Casino on behalf of the Iowa Tribe of Oklahoma, and we are very pleased with the progress of construction at the Four Winds Casino in Michigan, which continues to be on schedule and within budget. We are looking forward to the planned August 2007 opening of this project.”
Tim Cope, President and Chief Financial Officer of Lakes stated, “The agreement reached during 2006 between the Shingle Springs Tribe and El Dorado County was a significant positive step toward the start of construction of that project, and we look forward to obtaining the remaining approvals related to this project so that construction can soon begin.” Mr. Cope continued, “As a result of the recent Pokagon notes receivable participation transaction we were able to pay off our $105 million credit agreement. Lakes is now in a debt-free position, which will give our Company more flexibility in the future to meet additional capital needs.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, for a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61% of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour® television series, the development and operation of an online gaming website, the licensing and sale of branded consumer products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; continued contracts with the Pawnee Nation as a result of the change in its business council membership; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the fact that Travel Channel has not yet exercised its option to air Season VI of the WPT, and there is no assurance that WPTE and Travel Channel will agree on the necessary arrangements for such broadcast; or that economic terms of the arrangements will be favorable to WPTE; the fact that Travel Channel has elected not to air the PPT Series after the first season; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the future results of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the increased time, cost and expense of developing and maintaining WPTE’s own online gaming software and the uncertainty that the re-launch of WPTE’s online gaming website will achieve enough commercial success to be profitable; the uncertainty of the Unlawful Internet Gambling Enforcement Act of 2006 on WPTE’s business and on the competitive environment for finding online gaming customers outside the United States; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	December 31, 2006	January 1, 2006
	(Unaudited)

Assets
Current Assets:
Cash and cash equivalents	$9,759	$9,912
(balance includes $8.4 million and $1.7 million of WPT Enterprises, Inc. cash)
Restricted cash	12,738	—
Short-term investments	59,863	26,735
(balance includes $31.3 million and $26.7 million of WPT Enterprises, Inc. short-term investments)
Accounts receivable, net of allowance of $0.0 million and $0.1 million	2,963	3,072
Other current assets	2,706	2,424

Total current assets	88,029	42,143

Property and equipment, net	17,460	13,916

Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	164,308	87,062
Land held for development	16,790	16,248
Intangible assets	54,279	46,088
Other	8,450	6,378

Total long-term assets related to Indian casino projects	243,827	155,776

Other assets:
Restricted cash	453	249
Investments	2,923	10,640
Deferred tax asset	6,248	6,852
Debt issuance costs	1,972	19
Other long-term assets	264	1,015

Total other assets	11,860	18,775

Total Assets	$361,176	$230,610

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$5,345	$8,394
Income taxes payable	14,593	10,933
Accrued payroll and related costs	2,480	1,125
Deferred revenue	4,740	5,150
Accrued interest	312	66
Other accrued expenses	1,879	2,093

Total current liabilities	29,349	27,761

Long-term debt, related party	—	10,000
Long-term debt, other, net of unamortized discount of $0.9 million	104,471	—

Total Liabilities	133,820	37,761

Commitments and contingencies

Minority interest in subsidiary	16,764	14,466

Shareholders’ Equity:
Series A preferred stock, $.01 par value; authorized 7,500 shares; 4,458 and 0 issued and outstanding at December 31, 2006 and January 1, 2006, respectively	45	—
Common stock, $.01 par value; authorized 200,000 shares; 22,949 and 22,300 issued and outstanding at December 31, 2006, and January 1, 2006, respectively	229	223
Additional paid-in capital	176,419	154,301
Retained earnings	34,357	13,410
Accumulated other comprehensive earnings (loss)	(458)	10,449

Total shareholders’ equity	210,592	178,383

Total Liabilities and Shareholders’ Equity	$361,176	$230,610

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three months ended		Twelve ended
	December 31, 2006	January 1, 2006	December 31, 2006	January 1, 2006

Revenues:
License fee income	$5,120	$4,313	$23,220	$14,887
Host fees, sponsorship, online gaming and other	783	926	6,097	3,176
Consulting and development fees	210	148	555	159

Total Revenues	6,113	5,387	29,872	18,222

Costs and Expenses:
Selling, general and administrative	8,447	8,184	35,236	28,553
Production costs	1,982	1,862	10,316	9,987
Net impairment losses	1,223	788	1,223	882
Depreciation and amortization	185	131	622	469

Total Costs and Expenses	11,837	10,965	47,397	39,891

Net unrealized gains on notes receivable	12,813	5,456	51,724	5,215

Earnings (Loss) From Operations	7,089	(122)	34,199	(16,454)

Other Income (Expense):
Interest income	1,113	375	3,411	1,631
Interest expense, related party	—	(66)	(137)	(66)
Interest expense, other	(3,177)	—	(8,221)	—
Amortization of debt issuance costs	(140)	—	(590)	—
Loss on extinguishment of debt	—	—	(6,821)	—
Gain on sale of investment	—	—	10,216	—
Other	(7)	(1)	76	(1)

Total other income (expense), net	(2,211)	308	(2,066)	1,564

Earnings (loss) before income tax provision (benefit), equity in earnings (loss) of unconsolidated investees and minority interest in net (earnings) loss of subsidiary	4,878	186	32,133	(14,890)
Income tax provision (benefit)	(525)	(2,222)	8,217	(1,161)

Earnings (loss) before equity in earnings (loss) of unconsolidated investees and minority interest in net (earnings) loss of subsidiary	5,403	2,408	23,916	(13,729)
Equity in earnings (loss) of unconsolidated investees, net of tax	(3)	—	(3)	8
Minority interest in net (earnings) loss of subsidiary	417	534	(2,966)	1,851

Net earnings (loss)	$5,817	$2,942	$20,947	($11,870)

Earnings (loss) per share — basic	$0.25	$0.13	$0.92	($0.53)

Earnings (loss) per share — diluted	$0.23	$0.12	$0.85	($0.53)

Weighted-average common shares outstanding — basic	22,933	22,300	22,773	22,300

Dilutive effect of common stock equivalents	2,195	1,638	1,881	—

Weighted-average common shares outstanding — diluted	25,128	23,938	24,654	22,300